EXHIBIT A

                                                 JOINT FILING AGREEMENT


         Agreement among American Equities LLC, Reid Breitman and Julia Breitman whereby, in accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, each of the parties named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the equity securities of The Hartcourt Companies, Inc. and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings provided that, as contemplated by Section 13d- 1(f)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows or has reason to believe that such information is inaccurate.

         In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement in counterpart as of this 22nd day of December, 1997.


                                                     AMERICAN EQUITIES LLC


                                                     By:
                            Reid Breitman, President



                                                     Reid Breitman



                                                     Julia Breitman